Item 77D ? Deutsche Floating Rate Fund (formerly
DWS Floating Rate Fund) (a series of Deutsche
Portfolio Trust, formerly DWS Portfolio Trust)

Effective on July 18, 2014, pursuant to applicable provisions of the Investment Company Act of 1940, as amended, and rules thereunder, the Deutsche Floating
Rate Fund?s diversification sub-classification changed from ?non-diversified? to ?diversified.?


 For internal use only
E:\Electronic Working Files\03 - NSAR\2014\11-30-2014\Deutsche Portfolio Trust\03-Exhibits\Exhibit 77D Portfolio Trust - Floating Rate.docx

 For internal use only

 For internal use only